Free Writing Prospectus (To the Preliminary Prospectus Supplement dated February 7, 2012)	Filed Pursuant to Rule 433 under the Securities Act Registration Statement No. 333-166300

Dated: February 8, 2012

Pricing Term Sheet

$300,000,000 7.875% Senior Notes due 2019

Issuer:	Synovus Financial Corp.

Expected Ratings (Moody’s/S&P):*	B2/B (Stable/Stable)

Trade Date:	February 8, 2012

Settlement Date:	February 13, 2012 (T+3)

Principal Amount:	$300,000,000

Maturity Date:	February 15, 2019

Coupon:	7.875% per annum

Benchmark Treasury:	1.250% due 2019

Issue Price (Price to Public):	99.339% of face amount

Yield to Maturity:	8.000%

Payment Frequency:	Semi-Annually

Interest Payment Dates:	February 15 and August 15, commencing August 15, 2012

Make-Whole Call:	50 basis points

Denominations:	$2,000 x $1,000

CUSIP/ISIN:	87161C AJ4/US87161CAJ45

Sole Book-Running Manager:	J.P. Morgan Securities LLC

Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Sandler O’Neill + Partners, L.P.

*Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Synovus Financial Corp. (“Synovus”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the applicable prospectus supplement and other documents that Synovus has filed with the SEC for more complete information about Synovus and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Synovus, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533.

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